Exhibit 3

INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT

THIS INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT (as amended restated, supplemented or otherwise modified from time to time, this “Agreement”) is dated as of April 18, 2008 and entered into by and among the undersigned holders of Debentures (the “Investors”) and all persons and entities which hereafter may become holders of Debentures (as defined below) and parties to this Agreement (the “Additional Investors” and, collectively with the Investors, the “Holders”) and Bradley G. Griffith, as Agent for the Holders (in such capacity, the “Agent”), and Sand Technology Inc. (the “Company”).

W I T N E S S E T H:

WHEREAS, the Holders are purchasing certain 8% Secured Convertible Debentures due December 31, 2017 (the “Debentures”) of the Company pursuant to that certain Non-Brokered Private Placement Subscription Agreement for Units dated as of April 18, 2008 (as it may be amended from time to time in accordance with the terms therein, the “Purchase Agreement”); capitalized terms used herein which are defined in the Purchase Agreement are used with the definitions given such terms in the Purchase Agreement unless otherwise expressly defined herein); and

WHEREAS, the Company will secure its obligations under the Debentures by granting to the Agent a hypothec in substantially all of the assets of the Company pursuant to the Security Agreement; and

WHEREAS, the Holders and Agent desire to set forth their understandings with respect to the rights and obligations of Agent and Holders in respect of the hypothec being granted by the Company to secure the Company’s obligations under the Debentures, and to set forth certain other understandings concerning the Debentures, all as more fully set forth herein.

NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.                                     Definitions. The following terms have the meanings indicated:

“Agent” has the meaning ascribed to such term in the introductory paragraph of this Agreement and shall include any successor Agents appointed pursuant to Section 2.8 hereof.

“Event of Default” means any “Event of Default” as such term is defined in the Debentures.

“Foreclosure” means a foreclosure, taking in payment or acquisition through bankruptcy or otherwise pursuant to one or more of the Security Documents.

“Majority Holders” means, at any time of determination, the Holders holding a majority of the aggregate principal amount of the Debentures outstanding.

“Percentage Interest” means, with respect to a Holder, the percentage of the aggregate outstanding principal amount of the Debentures held by such Holder as of the date of determination.

“Protective Advances” means all reasonable and necessary costs and expenses (including reasonable attorney s fees and disbursements) incurred by Agent under the Security Documents in exercising its rights as secured party thereunder (including, without limitation, the costs of unpaid insurance premiums, foreclosure costs, costs of collection, costs incurred in bankruptcy proceedings and other costs incurred in enforcing any of the Security Documents).

2.                                     Agency Provisions.

2.1                               Appointment.  Bradley G. Griffith is hereby appointed Agent under this Agreement, the Purchase Agreement and the Security Documents, and each Holder hereby authorizes Agent to act as its agent in accordance with the terms of this Agreement and the Security Documents.  The provisions of this Section 2 are solely for the benefit of Agent and Holders, and neither the Company nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement and under the Security Documents, the Agent shall act solely as an agent of Holders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Company.

2.2                               Powers: General Immunity.  Subject to Sections 2.3 and 2.4 hereof, each Holder irrevocably authorizes Agent to take such action on such Holders behalf and to exercise such powers hereunder and under the Security Documents as are specifically and respectively delegated to Agent by the terms hereof and thereof, together with any and all powers as are reasonably incidental thereto.  Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the Security Documents and may perform such duties by or through its agents, attorneys, officers or employees.  Agent shall not have, by reason of this Agreement or any of the Security Documents, a fiduciary relationship in respect of any Holder; and nothing in this Agreement or any of the Security Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or any of the Security Documents except as expressly set forth herein or therein.  To the extent that the consent of the Holders, or any of them, is not required pursuant to Section 3 hereof, the Agent shall be permitted to take such actions as it deems necessary or appropriate to fulfill it duties under this Agreement and the other Security Agreement, but shall not be obligated to take any actions thereunder.

2.3                               No Responsibility for Certain Matters.  Agent shall not be responsible to any Holder for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement, the Debentures, the Security Documents, or for any representations warranties, recitals or statements by the Company made in any of such agreements, documents and instruments, nor (except as otherwise expressly set forth in this Agreement) shall Agent be required to ascertain or inquire as to the performance of any of the provisions of the Debentures or the Security Documents or the existence or possible existence of any default by the Company thereunder.

2.4                               Exculpatory Provisions.  Neither Agent nor its officers, directors, members, managers, representatives, employees or agents shall be liable to Holders for any action taken or omitted by Agent under or in connection with this Agreement, the Debentures or any of the Security Documents except to the extent caused by Agent’s gross negligence or willful misconduct.  If Agent shall request instructions from any Holders with respect to any act or action (including the failure to take an action) in connection with this Agreement, the Debentures or any of the Security Documents, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Majority Holders (or, if expressly required by the terms of this Agreement, all Holders).  Without prejudice to the generality of the foregoing, (i) Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying, on opinions and judgments of attorneys (who may be attorneys for the Company or any Holder), accountants, experts and other professional advisors selected by it; and (ii) no Holder shall have any right of action whatsoever against Agent as a result of such Agent’ s acting or (where so instructed) refraining from acting under this Agreement, the Debentures or any of the Security Documents in accordance with the instructions of Majority Holders (or, if expressly required by this Agreement, all Holders).  Agent shall be entitled to refrain from exercising any power, discretion or authority vested in it under this Agreement, the Debentures or any of the Security Documents unless and until it has obtained the instructions of Majority Holders (or, if expressly required by this Agreement, all Holders).

2.5                               Agent Entitled to Act as Holder.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Agent in its individual capacity or whether it or any Affiliate of it is a Holder hereunder.  With respect to its participation as a Holder of Debentures, the Agent shall have the same rights and powers hereunder as any other Holder and may exercise the same as though they were not performing the duties and functions delegated to them hereunder, and the term “Holder” or “Holders” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Holder.  Agent and its Affiliates may hold seats on the Company’s board of directors and generally engage in any kind of business with the Company or its Affiliates as if they were not performing the duties specified herein, and may accept fees and other consideration from the Company or its Affiliates for services in connection with this Agreement, the Debentures and the Security Documents and otherwise without having to account for the same to Holders.

2.6                               No Responsibility For Company’s Creditworthiness.  Each Holder represents and warrants that it has made its own independent investigation, without reliance upon the Agent, of the financial condition and affairs of the Company in connection with such Holder s purchase of Debentures and Warrants under the Purchase Agreement, and that it has made and shall continue to make its own appraisal of the creditworthiness of the Company.  The Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Holders.  Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information received by Agent from or on behalf of the Company and provided by Agent to any Holders.

2.7                               Right to Indemnity.  Each Holder, in proportion to its Percentage Interest, severally agrees to indemnify Agent, to the extent that Agent shall not have been reimbursed by the Company within ten (10) days of delivery by Agent to the Company of a written request for reimbursement, from and against any and all liabilities, obligations, losses, damages penalties, protective advances, actions, judgments, suits, costs, expenses (including, without limitation, reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever (“Losses”) which may be imposed on, incurred by or asserted against Agent in performing its responsibilities or duties hereunder or under the Debentures or any of the Security Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement, the Debentures or the Security Agreement; provided that no Holder shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’ s gross negligence or willful misconduct, unless Agent acted at the direction of Majority Holders.  If Agent shall receive any amounts from the Company in reimbursement of expenses with respect to which Agent has previously received payment from any Holders, Agent shall promptly forward to each Holder that has made such payment such Holder’s proportionate share of the amounts received from the Company.  If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

2.7                               Successor Agent.  Agent may resign at any time by giving fourteen (14) days’ prior written notice thereof to Holders and the Company.  Upon any notice of resignation, the Majority Holders shall have the right to appoint a successor Agent.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, the successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from all of its duties and obligations thereafter arising under this Agreement.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Agreement shall inure to its benefit and relate to its liability as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the Security Documents, and shall remain liable for any obligations incurred by it prior to its resignation.

2.8                               Replacement of Agent.  The Majority Holders may, at any time, with or without cause, designate a replacement Agent by delivery to Agent of a written notice thereof together with the replacement Agent’s written agreement to assume all rights and obligations hereunder.  The successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from all of its duties and obligations thereafter arising under this Agreement.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Agreement shall inure to its benefit and relate to its liability as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the Security Documents, and shall remain liable for any obligations incurred by it prior to its resignation.

2.9                               Continued Rights.  The resignation or replacement of Agent shall not impair its rights to payments and indemnification under this Agreement.

2.10                         Direction.  If Agent does not receive direction from Majority Holders, it shall have no obligation to act or take any action.  Agent shall have no obligation to spend any of its own money.

2.11                       Quebec Provisions.  For greater certainty, and without limiting the powers of the Agent hereunder, each of the Holders hereby acknowledges that the Agent shall, for purposes of holding any security granted by  the Company on its property pursuant to the laws of the Province of Quebec to secure payment of the Debentures for itself and all present and future Holders.  Each of the Agent and Holders hereby irrevocably constitutes, to the extent necessary, the Agent as the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) in order to hold security granted by the Company in the Province of Quebec to secure the Debentures. Each permitted assignee of the Holders shall be deemed to have confirmed and ratified the constitution of the Agent as the holder of such irrevocable power of attorney (fondé de pouvoir) by execution of the relevant assignment of its interest.  Notwithstanding the provisions of Section 32 of An Act respecting the Special Powers of Legal Persons (Quebec), the Agent may acquire and be the holder of a Debentures.

3.                                     Intercreditor Agreements.

3.1                               Company Agreements.  The Company hereby agrees that all payments made by it in respect of the Debentures shall be made to the Holders only pro rata in accordance with their respective Percentage Interests, except interest shall be payable in proportion to the amount of interest payable on each Debenture outstanding, and that the Company shall not make payments in respect of any Debenture except in connection with concurrent payments to all Holders on such pro rata basis.

3.2                             No Independent Holder Action.

(a)                              Anything contained in any of the Debentures, the Purchase Agreement or any of the Security Documents to the contrary notwithstanding, each Holder agrees that no Holder shall have any right individually to enforce any Debenture or to take any action to realize upon any Debenture or any of the collateral under the Security Documents, it being understood and agreed that all enforcement of and rights and remedies under the Debentures and the Security Documents may be exercised solely by Agent for the benefit of Holders in accordance with the terms thereof.

(b)                             Notwithstanding the foregoing, any Holder which elects to exercise its Warrants may pay the exercise price thereunder by set-off of the same against the Debenture(s) it holds.

(c)                              Each Holder further agrees that, in the event of any proceeding under any bankruptcy or insolvency law affecting the Company, to the maximum extent permitted under applicable law, the Debentures shall constitute a single claim in such proceeding.  Whether or not the Debentures are in fact filed as a single claim in any such proceeding or as multiple separate claims, all elections, consents and voting rights afforded to the Agent and the Holders in such proceeding shall be exercised collectively by the Agent, in accordance with the direction of the Majority Holders.

3.3                             Application of Payments; Pro-Rata Sharing.

(a)                              All payments of principal and interest under the Debentures, all net proceeds realized from the collateral (including amounts received upon any Foreclosure or other liquidation of any portion of the property subject to the Security Documents), and all other amounts payable by the Company under the Debentures and the Security Documents (whether at maturity, after default and acceleration or otherwise), shall be applied: first to any reasonable costs and expenses incurred by the Agent or the Holders in connection with any Foreclosure or liquidation of any collateral; second, to any payment, reimbursement or other indemnity due to the Agent or any other indemnified person under this Agreement or any of the Security Documents; third, to the Agent and any applicable Holders until all Protective Advances funded by the Agent or the applicable Holders have been repaid in full; fourth, to the Holders pro rata in accordance with the accrued and unpaid interest on their Debentures; fifth, to the holders pro rata in accordance with their Percentage Interests to pay all outstanding principal of the Debentures; sixth, to all other sums due to the Agent or the Holders under the Debentures and Security Documents; and seventh any remainder to the Company or as a court of competent jurisdiction may direct.

(b)                             All payments and other amounts received in connection with the Debentures (including, without limitation, any amounts received as a result of the exercise by any Holder of any right of set-off against the Company, other than any set-off against Debentures to pay the exercise price under Warrants as permitted by Section 3.2(b)), shall, after payment of any amounts required pursuant to first, second, third and fourth payment priorities set forth in Section 3.3(a) above, be effectively shared by the Holders ratably in accordance with their respective Percentage Interests.  If any Holder shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of, or interest on, any Debenture in any manner inconsistent with the preceding sentence, such Holder shall deliver the excess amount received to the Agent for redistribution to the other Holders in accordance with the foregoing sentence; provided however, that if all or any portion of such excess payment or other amount received is thereafter recovered from such Holder (whether as a preference or otherwise) then such excess payment or other amounts received and paid over to the Agent for redistribution to the other Holders shall be returned by the other Holders to such Holder.

3.4                             Security Documents and Actions with Respect to Collateral.   Each Holder hereby authorizes Agent to enter into the Security Documents as secured party on behalf of and for the benefit of Holders and agrees to be bound by the terms of the Security Documents and this Agreement; provided, that anything in this Agreement or the Security Documents to the contrary notwithstanding:

(a)                              Agent is authorized on behalf of all Holders, without the necessity of any notice to or further consent from the Holders, from time to time to take any action with respect to any collateral or the Security Documents which may be necessary to register and maintain the registration of the hypothec granted pursuant to the Security Documents.

(b)                             Holders irrevocably authorize Agent, at its option and in its discretion, without the necessity of any notice to or further consent from the Holders, to release any lien granted to or held by Agent upon any collateral (i) upon payment in full of the Debentures and all other obligations payable under this Agreement and the Security Documents; or (ii) which is sold or to be sold or disposed of as part of or in connection with any disposition permitted under the Security Documents so long as the Company is entitled to be granted such a release pursuant to the Security Documents; or (iii) upon direction from Majority Holders.  Upon request by Agent at any time, Holders will confirm in writing Agent’ s authority to release particular types or items of collateral pursuant to this Section 3 .4(b).

4.                                     Certain Actions By Majority Holders: Holders’ Consent Rights

4.1                               Consent by Majority Holders.  Notwithstanding anything to the contrary contained in the Debentures or the Security Documents, action by the Majority Holders shall be required to effect any of the following and shall be binding upon all Holders and the Agent (and the Agent may grant its consent or approval in reliance upon Majority Holders’ consent to any such action); provided that in each case all Debentures are treated the in the same manner by such action :

(a)                              any forgiveness of all or any part of the obligations represented by the Debentures, or waiver of any provisions regarding the scheduled payment or mandatory prepayment of the Debentures (including postponements of the date on which any interest is payable);

(b)                             any subordination of Holders’ rights to payment on the Debentures to other parties rights to payment on other obligations of the Company;

(c)                              any subordination of the hypothecs created by the Security Agreement to other liens, hypothecs and/or security interests;

(d)                             any “stand still” agreement, agreement to refrain from taking further actions or similar agreement that may be made with other creditors of the Company establishing relative rights with respect to such creditors;

(e)                                any determination to accelerate the Debentures;

(f)                                any waiver of, or any amendment to, any provision of the Debentures; any waiver of, or any amendment to or release of collateral or of the Company from its obligations under, any provision of any of the Security Documents;

(g)                               any waiver of, or any amendment to or release of collateral or of the Company from its obligations under, any provision of any of the Security Documents;

(h)                             any determination to pursue any Foreclosure, or instruct the Agent to exercise remedies in order to realize upon, any collateral under any of the Security Documents except in the case of an Event of Default with respect to the Corporation described in Section 6.1(A) of the Debenture pursuant to which the Holder or Holders of the Debentures at the time outstanding affected by such Event of Default may direct the Collateral Agent to declare, by notice or notices to the Corporation, all the Debentures held by such Holder or Holders to be immediately due and payable without presentment, demand, protest or further notice, all of which are hereby waived; or

(i)                                   any increase or decrease of the interest rate applicable under the Debentures or any waiver of any interest thereunder.

Actions by the Agent hereunder shall be binding upon the Company with respect to the Financing Agreements to the extent provided in the Financing Agreements.

4.2                               Consent by All Holders.  Notwithstanding anything to the contrary contained in the Debentures or the Security Documents, the consent of each Holder affected thereby shall be required in respect of any of the following:

(a)                              any amendment of this Section 4.2;

(b)                             any change to the definition of Majority Holders in this Agreement;

(c)                              any action to give any Debenture any preference over any other Debenture; or

(d)                             any change, alteration, modification or amendment to this Agreement or any of the Debentures which changes, alters, modifies or amends adversely a Holder’s right hereunder to consent to any action.

4.3                               Limitations on Holders’ Consent Rights.

(a)                              Notwithstanding anything to the contrary contained in Section 4.1 or 4.2 of this Agreement, if any provision of a Security Agreement imposes, either directly or indirectly, a reasonableness standard on Agent, then such standard shall also be applicable to each of the Holders in the exercise of their rights pursuant to Sections 4.1 and 4.2 hereof.

(b)                             If Agent delivers a written request for consent to the Holders pursuant to Section 4.1 or 4.2 of this Agreement, each Holder shall, within ten (10) business days after receiving such consent request (or within such shorter period of time specified by Agent as may be necessary in order for Agent to timely respond to the Company in accordance with the terms of the Security Documents), give Agent written notice that it will grant such consent or that it will not grant such consent, and, if the response of any Holder is not received by Agent within such ten (10) business day (or shorter) period, then such Holder shall be deemed to have granted its consent.

4.4                             Certain Actions After an Event of Default. In the event Agent has reasonably determined that an Event of Default has occurred, the following provisions shall apply:

(a)                              Agent may from time to time propose various actions (or forbearance from action) (“Proposed Default Response”) in response to such Event of Default, including, without limitation, Foreclosure on all or portions of the property subject to the Security Documents, appointment of a receiver, or the exercise of other remedies provided in the Security Documents, and may implement such Proposed Default Response; provided, however, (i) in the absence of any pending Proposed Default Response, the Majority Holders may direct Agent to exercise specific remedies under the Security Documents; and (ii) notwithstanding anything to the contrary contained herein, (a) in no event shall Agent or the Majority Holders take any action set forth in Section 4.2 of this Agreement without the prior consent of each Holder; and (b) at all times during such Event of Default, Agent shall be permitted to exercise such interim remedies (including (i) making Protective Advances, and (ii) appointing a receiver, but not including commencing a Foreclosure) as Agent may determine in good faith to be necessary or appropriate to protect the property subject to the Security Agreement.  To the extent Agent reasonably determines that any Protective Advances are necessary to pursue such remedies, such Protective Advances shall be subject to indemnification as provided in Section 2.7 hereof and to the priority of disbursement and repayment set forth in Section 3.3 hereof.

(b)                             Notwithstanding anything to the contrary contained in this Agreement upon the occurrence and during the pendency of a Event of Default, Agent shall have the right to have a receiver appointed in accordance with the terms of the Security Documents.  All sums collected by any receiver appointed in accordance with the terms of the Security Documents and this Agreement, net of any operating expenses, reserves, and receivership costs to be applied to payments to third parties in accordance with any receivership order, shall be distributed in accordance with the priority set forth in Section 3.3 hereof.

(c)                              If title to the property subject to any of the Security Documents is acquired on behalf of Holders (as applicable) in Foreclosure, title shall be taken in the name of a Person or Persons as Agent and Majority Holders may approve (such approval not to be unreasonably withheld or delayed).  The Person or Persons holding title shall acknowledge in writing that such title is being held on behalf of Holders in proportion to the amounts owing under their Debentures and will hold such title consistent with this Agreement and any Proposed Default Response approved as required above.

5.                                   Assignments.  No Holder shall sell, assign, negotiate or otherwise transfer (including the grant of any participation in) its interest in the Debentures to any Person, and no such assignment of any interest in any Debenture to any Person shall be effective, and no Person shall become a Holder hereunder or under any Security Agreement unless such Person shall have executed and delivered to Agent a counterpart of this Agreement in the form attached as Exhibit A hereto and shall have agreed to be bound by all of the terms hereof.

6.                                     Miscellaneous.

6.1                               Notices. All notices and other communication herein required or permitted to be given shall be in writing in accordance with the requirements of Section 12.2 of the Debentures, except that notices to the Agent shall be sent to the address set forth on the signature page hereof (or any other address specified by the Agent to the other parties hereto by notice complying with this Section 6.1).

6.2                               Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement.

6.3                               Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not.

6.4                             GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AN DUTIES OF THE PARTIES HERETO SHALL BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW), SAVE FOR SECTION 2.11 HEREOF WHICH SHALL BE GOVERNED BY THE LAWS OF THE PROVINCE OF QUEBEC.

6.5                               Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.  Delivery by facsimile transmission or electronic mail transmission of an executed counterpart hereof shall have the same force and effect as delivery of an originally executed counterpart hereof.  Each Person that acquires a Debenture under the Purchase Agreement as a condition thereof shall execute and deliver a counterpart of this Agreement, and the Company shall supply to the Agent and each Holder the name, address and principal amount of the Debenture of the additional Holder.

6.6                               CONSENT TO JURISDICTION.  THE COMPANY, THE AGENT AND EACH HOLDER EACH HEREBY IRREVOCABLY AGREE THAT AN SUIT, ACTION PROCEEDING OR CLAIM AGAINST IT ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT OR ANY JUDGMENT ENTERED BY AN COURT IN RESPECT HEREOF, MAY BE BROUGHT OR ENFORCED IN THE STATE OR FEDERAL COURTS LOCATED IN CHICAGO, ILLINOIS, AND EACH OF THEM HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY PROCEEDING BROUGHT IN CHICAGO, ILLINOIS, AND FURTHER IRREVOCABLY WAIVES CLAIMS THAT ANY SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

6.7                               WAIVER OF JURY TRIAL.  THE COMPANY, THE AGENT AND EACH HOLDER EACH HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN

ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER OR REMEDY UNDER OR IN CONNECTION WITH THIS AGREEMENT AND AGREE THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  THE TERMS AND PROVISIONS OF THIS SECTION 6.7 CONSTITUTE A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

6.8                               Final Agreement.  This Agreement constitutes the complete and final agreement of the parties concerning the matters referred to herein, and supersedes all prior agreements and understandings.

6.9                               No Strict Construction.  The language used in this Agreement will be deemed be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be used against any Person.

6.10                         Exculpation Among Holders.  Each Holder acknowledges that it is not relying upon any Person (including without limitation any other Holder), other than the Company, in deciding to invest and in making its investment in the Company.  Each Holder agrees that no other Holder nor the respective controlling persons, officers, directors, partners, agents or employees of any other Holder shall be liable to such Holder for any losses incurred by such Holder in connection with its investment in the Company.

6.11.                  Like Treatment of Holders.  Neither the Company nor any of its Affiliates shall directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to, or in connection with solicitation of, any consent, waiver or amendment of any terms or provisions of the Debentures, this Agreement or any Security Agreement, unless such consideration is paid pro-rata to all Holders bound by such consent, waiver or amendment.

6.12.                    No Third-Party Beneficiaries. Nothing in this Agreement, expressed or implied is intended to or shall confer any rights or remedies upon any Person, other than the parties hereto and, subject to the restrictions on assignments herein contained, their respective successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Intercreditor and Collateral Agency Agreement as of the date first written above.

COMPANY:	SAND TECHNOLOGY INC.

	By:	/s/ Arthur G. Ritchie
Name: Arthur G. Ritchie
Title: President and Chief Executive Officer

AGENT:	BRADLEY G. GRIFFITH

/s/ Bradley G. Griffith

Address:

Attn:
Fax No. :

HOLDERS:

	By:	Thomas M. O’Donnell
	Name:	Thomas M. O’Donnell
	Title:	Investor

Thomas M. O’Donnell
(Print Name)

/s/ Thomas M. O’Donnell
(Signature)

Thomas M. O’Donnell
(Name of Signatory)

Investor
(Title of Signatory)

[signatures resume on the next page]

By:	Irwin L. Zalcberg TTEE
Name:	Irwin L. Zalcberg, P.S.P.
Title:	Trustee

Irwin L. Zalcberg
(Print Name)

/s/ Irwin L. Zalcberg
(Signature)

By:	Carol Fiala-O’Donnell
Name:	Carol Fiala-O’Donnell
Title:	Investor

Carol Fiala-O’Donnell
(Print Name)

/s/ Carol Fiala-O’Donnell
(Signature)

By:
Name:
Title:

(Print Name)

(Signature)

EXHIBIT A

FORM OF COUNTERPART TO INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT

This COUNTERPART TO INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT (this “Counterpart”) is dated as of                                              and is made with reference to that certain Intercreditor and Collateral Agency Agreement dated as of March     , 2008 (as amended, restated, supplemented or modified to the date hereof and as amended restated, supplemented or otherwise modified from time to time, the “lntercreditor Agreement” capitalized terms used herein without definition shall have the respective meanings assigned in the Intercreditor Agreement), by and among Sand Technology Inc., the “Agent” as defined therein and the Holders party thereto. Pursuant to Section 5 of the Intercreditor Agreement, the undersigned hereby acknowledges that as of the date hereof it shall be a Holder for all purposes under the Intercreditor Agreement and hereby agrees to be bound by all the terms and conditions of the Intercreditor Agreement to the same extent as if it were an original signatory thereof.

THIS COUNTERPART AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND UNDER THE INTERCREDITOR AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AN ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Irwin Zalcberg P.S.P V/A/D 8/15/1986
(Name of Holder)

By:	/s/ Irwin Zalcberg TTEE
Name:	Irwin Zalcberg
Title:	Trustee

Notice Address: 52118 Lake Park Drive Grand Beach, MI 49117 USA